EXHIBIT 99.1

Heat Biologics Announces Public Offering of Common Stock and Warrants

DURHAM, NC – March 18, 2016 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer, announced that it has priced an underwritten public offering of 9,100,000 shares of its common stock and warrants to purchase up to an aggregate of 6,825,000 shares of its common stock at a combined public offering price of $0.75 per share and related warrant.  Each share of its common stock is being sold together with a warrant to purchase 0.75 of a share of its common stock.  The gross proceeds from this offering to Heat are expected to be approximately $6.8 million, before deducting the underwriting discount and estimated offering expenses payable by Heat, but excluding the exercise of any warrants.

The shares of common stock will be immediately separable from the warrants and will be issued separately.  The warrants are exercisable immediately upon issuance, expire five years after the date of issuance and have an exercise price of $1.00 per share.  The warrants will be certificated and will be delivered to the investors by physical delivery following the closing.  There is no established public trading market for the warrants and Heat does not expect a market to develop.

The offering is expected to close on or about March 23, 2016, subject to customary closing conditions.

Heat intends to use the net proceeds from the offering to complete its Phase 2 clinical trial evaluating HS-410 for the treatment of non-muscle invasive bladder cancer (NMIBC), which remains Heat’s primary focus.  The remaining net proceeds will be used to advance the current eight patients enrolled in Heat’s Phase 1b clinical trial evaluating HS-110 for the treatment of non-small cell lung cancer (NSCLC) through the reporting of topline data, as well as for licensing or acquisition of assets complementary to its existing programs and for general corporate and working capital purposes.

Roth Capital Partners and Aegis Capital Corp. acted as joint book-running managers and Noble Financial Capital Markets acted as co-manager for this offering.

A registration statement on Form S-1 relating to the shares of common stock and warrants described above has been previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC).  This offering is being made only by means of a prospectus forming a part of the effective registration statement.  Copies of the final prospectus may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, Attention: Equity Capital Markets, or by telephone at 800-678-9147, or by email at rothecm@roth.com, or from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email at prospectus@aegiscap.com, or by accessing the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heat Biologics, Inc.

Heat Biologics, Inc. (Nasdaq: HTBX) is an immuno-oncology company developing novel therapies that activate a patient’s immune system against cancer.  Heat’s highly specific T cell-stimulating platform technologies, ImPACT and ComPACT, form the basis of its product candidates.  These platforms, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ “killer” T cells (one of the human immune system’s most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients’ immune response.  Currently, Heat is conducting a Phase 2 trial with its HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC) and a Phase 1b clinical trial with its HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC).  For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding HS-410’s potential to extend options for subsequent pivotal study designs, and provide bladder cancer patients with an alternative to repeated BCG catheterization procedures, the continued enrollment in the monotherapy arm of the Phase 2 clinical trial, the expected completion of enrollment in the first half of 2016,  topline Phase 2 data expected in the fourth quarter of 2016, the market size and the potential of Heat’s ImPACT and ComPACT therapies.  These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, the ability to enroll patients and complete the clinical trials on time, the other factors described in Heat's filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

CONTACT:

Heat Biologics, Inc.

Jennifer Almond

Investor and Media Relations

919-240-7133

investorrelations@heatbio.com